Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the First Quarter of 2012

KUNMING, China, May 30, 2012 /PRNewswire - Asia- FirstCall/, 2012 -- China Shenghuo Pharmaceutical Holdings, Inc. (OTC Market: CKUN) (“China Shenghuo” or the “Company”), today reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights

●	Total revenue was approximately $11.4 million for the first quarter of 2012, an increase of 20.5% from approximately $9.4 million for the same period of 2011.
●	Gross profit as a percentage of revenues was approximately 58.9%, as compared to 59.7 % for the same period of 2011.
●
Net cash provided by operating activities for the three months ended March 31, 2012 was approximately $0.9 million, a decrease of approximately $1.7 million as compared to approximately $2.6 million for the same period of 2011.

●	Net loss was $446,621 for the three months ended March 31, 2012 as compared to the net income of $85,701 for the three months ended March 31, 2011.

First Quarter 2012 Results

Sales: Sales for the three months ended March 31, 2012 was approximately $11.4 million, an increase of approximately $1.9 million, or 20.5%, from approximately $9.4 million for the three months ended March 31, 2011. The increase in sales was primarily due to the Company’s main product Xuesaitong’s sales increasing as the Company’s continuous efforts made. In addition, Hotel Segment contributed approximately $1 million in 2012 period, as compared with $0.4 million in the corresponding period of 2011.

Cost of sales: Our cost of sales for the three months ended March 31, 2012 was approximately $4.7 million, an increase of approximately $0.9 million or 22.7% from approximately $3.8 million for the three months ended March 31, 2011. The increase in cost of sales was in line with the increase in sales. In addition, the increase in cost of sales was also due to the increase of the sales volume and the purchase price of Sanqi which is the main raw material of our main product Xuesaitong. Although we have started to grow Sanqi within the Resort, we will not be able to harvest until 2014 because it has a three-year growth cycle.

Gross margin: Our gross profit for the three months ended March 31, 2012 was approximately $6.7 million as compared with approximately $5.6 million for the three months ended March 31, 2011, an increase of approximately $1.1 million, or 18.9%. Gross profit as a percentage of revenues was approximately 58.9% for the three months ended March 31, 2012, a decrease of 0.8% from 59.7% for the three months ended March 31, 2011. The slight decrease in gross profit percentage was primarily due to the increase of cost of raw materials as set forth above.

Selling expense: Selling expenses were approximately $5.2 million for the three months ended March 31, 2012, an increase of approximately $1.1 million, or 26.8%, from approximately $4.1 million for the three months ended March 31, 2011. The primary reason for the increase in selling expenses was due to increase of sales commission to sales representative in line with the sales increment.

We reimburse the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. We reimburse the sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expense: General and administrative expenses were approximately $1.4 million for the three months ended March 31, 2012, an increase of approximately $0.4 million, or 33.8%, from approximately $1 million for the three months ended March 31, 2011. The increase was primarily due to the increase of staff cost and legal and financial consulting service expenses.

Research and development expense: Research and development expense for the three months ended March 31, 2012 was $ 231,947, as compared to $121,725 for the three months ended March 31, 2011, an increase of $110,222. The increase was primarily due to the expenditures in 2012 period for outside experts for the Phase I clinical test of Sh1002 which amounted to $98,448.

Other expenses: Other expenses were $492,428 for the three months ended March 31, 2012, which consisted of interest expense and non-operating expense, offset by subsidy income, interest income and non-operating income, an increase of $185,545, or 60.5%, from an expense of $306,883 for the three months ended March 31, 2011. The increase was mainly due to an increase in interest expenses occurring and less subsidy income received as compared the same period in 2011.

Income tax benefit (expense): Income tax benefit was $121,073 for the three months ended March 31, 2012 as compared to income tax expense of $14,980 for the three months ended March 31, 2011. The tax benefit was mainly attributable to the medicine segment of the Company and the deferred tax assets benefit from accrued expenses.

Net income (loss): Net loss was $446,621 for the three months ended March 31, 2012 as compared to the net income of $85,701 for the three months ended March 31, 2011, as a result of the factors described above.

About China Shenghuo
Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business.  Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center.  The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism.  For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement
This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, uncertainties regarding the eligibility for and timing of the Company’s planned deregistration under the Exchange Act, including any relief that the SEC might grant to the Company pursuant to a “no-action” letter with respect to the SEC deregistration requirements should the Company seek such relief; risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; risks related to the lower liquidity, trading volume and price resulting from the voluntary delising of the Company’s stock and the anticipated deregistration under the Exchange Act; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Shujuan Wang
Secretary of Board of Directors
+86-871-7282698

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in USD)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,676,938	$1,247,230
Restricted Cash	794,791	794,115
Accounts and notes receivable, net	19,693,400	18,076,050
Other receivables, net	4,076,263	4,084,102
Advances to suppliers, net	360,536	542,153
Inventories, net	3,594,896	2,695,388
Due from related parties	152,897	574,899
Current deferred tax assets	1,509,050	1,394,101
Other current assets	526,871	199,929
Total Current Assets	37,385,642	29,607,967

Property, plant and equipment, net	25,846,785	25,873,670
Intangible assets, net	1,452,976	1,473,074
Deposits for long-live assets	1,079,977	1,078,846
Non-current deferred tax assets	346,493	275,677
	$66,111,873	$58,309,234
Liabilities and Equity:
Current Liabilities:
Accounts payable	$8,960,710	9,395,483
Other payables and accrued expenses	13,298,492	11,819,179
Sales representative deposits	6,127,394	6,106,287
Due to related parties	18,434	18,414
Short-term borrowings	21,388,449	15,858,895
Advances from customers	3,952,315	1,090,668
Taxes payable and other current liabilities	1,671,803	2,255,322
Current portion of long-term borrowings	5,941,884	6,253,075
Total Current Liabilities	61,359,481	52,797,323
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding	1,968	1,968
Additional paid-in capital	6,014,688	6,014,688
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(6,235,141)	(5,790,759)
Accumulated other comprehensive income	1,748,239	1,743,393
Total stockholder's equity	1,676,777	2,116,313
Non-controlling interest	3,393,363	3,395,598
Due from non-controlling interest for hotel project	(317,748)	-
Total non-controlling interest	3,075,615	3,395,598
Total Equity	4,752,392	5,511,911
Total liabilities and equity	$66,111,873	58,309,234

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME (UNAUDITED)
(Amounts in USD, except shares)

	Three months ended March 31,
	2012	2011

Sales	$11,372,453	$9,441,626
Cost of Goods Sold	4,669,455	3,805,692
Gross Margin	6,702,998	5,635,934
Operating Expenses:
Selling expenses	5,168,179	4,076,430
General and administrative expenses	1,378,138	1,030,215
Research and development expense	231,947	121,725
	6,778,264	5,228,370
(Loss) Income from Operations	(75,266)	407,564
Other Income (Expenses):

Subsidy income	8,244	7,598
Interest and other expense	(500,672)	(314,481)
	(492,428)	(306,883)
(Loss) Income Before Income Tax Expenses	(567,694)	100,681
Income tax benefit (expense)	121,073	(14,980)
Net (Loss) Income	(446,621)	85,701
Net loss attributable to non-controlling interests	(2,239)	(13,672)
Net (Loss) Income Attributable to Stockholders	$(444,382)	$99,373
Comprehensive (Loss) Income:
Net (Loss ) Income	(446,621)	85,701
Foreign currency translation adjustment	4,850	19,794
Comprehensive (Loss) Income	$(441,771)	$105,495
Less: Comprehensive loss attributable to non-controlling interests	(2,235)	(16,830)
Comprehensive (Loss) Income Attributable to Stockholders	(439,536)	122,325
Basic and diluted (loss) earnings per share	$(0.02)	$0.01
Weighted-average number of shares outstanding	19,679,400	19,679,400
-basic and diluted

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in USD)

	Three months ended March 31,
	2012	2011

Net Cash Provided by Operating Activities	$896,967	$2,609,836
Cash Flows from Investing Activities:
Purchase of long-lived assets	(664,383)	(2,290,979)
Proceeds from disposal of Property	-	169
Net Cash Used in Investing Activities	(664,383)	(2,290,810)

Cash Flows from Financing Activities:
Increase in restricted cash	(156)	-
Proceeds from borrowings	8,513,809	3,292,326
Payments on borrowings	(3,329,423)	(3,886,067)
Net Cash Provided by (Used in) Financing Activities	5,184,230	(593,741)

Effect of exchange rate changes on cash and cash equivalents	12,894	14,632
Net Increase (Decrease) in Cash and Cash Equivalents	5,429,708	(260,083)
Cash and Cash Equivalents at Beginning of Period	1,247,230	1,669,387
Cash and Cash Equivalents at End of Period	$6,676,938	$1,409,304

Supplemental Information
Cash paid for interest	$565,730	$332,323
Cash paid for income taxes	$61,161	$-

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